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Zurich, Switzerland, on May 10, 2013, the following interview transcript was published on the Internet by Swiss newspaper Finanz und Wirtschaft. A shortened version of the interview is anticipated to be published in the hard-copy edition of the Swiss newspaper on or around May 11, 2013.

Steven Newman, CEO of Transocean, talks with Finanz und Wirtschaft about the oil-disaster in the Gulf of Mexico, the dispute with Carl Icahn and the shaky rating.

Mr Newman, Transocean is in a dispute with activist shareholder Carl Icahn about the size of its dividend. Your company wants to pay $2.24 per share, Icahn is demanding $4. Can't Transocean afford a $4 dividend?

It's not a question of whether Transocean can afford it. Ultimately if shareholders at the general meeting on 17 May vote for a $4 dividend, the company will make adjustments to pay it. We considered two things when we set the dividend: we wanted a dividend that is sustainable, and one that can grow.

What does “sustainable” mean for you?

It's the company's ability to maintain dividend payments in the future. And it should be possible for the dividend to grow. We believe Mr. Icahn takes a very short-term view, whereas we are striving for long-term dividend growth. We follow a balanced financial strategy that includes continued investment in our fleet of drilling rigs and ships and based on experience, believe it is the only way a drilling company can generate long-term profits and create value for our shareholders. We also want a balance sheet that the rating agencies regard as investment grade. That should help us survive the cycles of the drilling business. If we can't do these things, the dividend is not sustainable.

You also talk about dividend growth. Is that a promise to shareholders that Transocean will increase its dividend in future?

I've talked to investors about this on my travels in recent weeks. We have to acknowledge that a growing dividend adds to the value of the shares. That's why we want to improve Transocean's financial performance quickly, increasing our capacity to generate sales and reduce costs. This supports cash flow generation and again allows us to grow the dividend in the short-term. Our view is that we achieve long-term dividend growth by investing in our fleet and thus remaining competitive over the long run.

Competition is incredibly tough in your industry, so how can Transocean generate more sales and income?

We believe none of our comparable rivals has the engineering talent or the technology that we have. We have drilled more wells in very deep waters than the others, which also means that we bring more experience to the table. Consequently we can support oil and gas companies that want to explore in ever deeper waters and ever more harsh environments and for which our customers need increasingly complex equipment. For example, Royal Dutch Shell has signed a $7.5 billion, ten-year leasing contract with Transocean for four ships that can drill in ultra-deep waters.

You want to reduce costs too. How will you do this? Don't costs just keep on rising inexorably?

Most of our costs are connected to our fleet: personnel costs for the crews and the cost of equipment and maintenance. The challenge with equipment is that there are only relatively few - in reality only three - equipment suppliers, so we are forced to negotiate the best deals we can with them. Despite being a large buyer, our options are limited. In terms of personnel costs we benefit from the fact that we are globally active and can recruit employees from markets where skilled workers are not so scarce.

Returning to the dispute with Mr Icahn, another problem that you have is that Icahn has proposed three candidates for election to the board of directors that you don't want. Will it damage Transocean if three of Icahn's people are sitting on the board of probably 14 people?

The people we have recruited to the board of directors over the last two years, and the candidates we are proposing for election this time round have a very particular profile: they understand global markets, they are familiar with the regions in which we operate, they have experience with complex tax structures, they know the contractor-operator model that is so important in our business, and they either come from the oil business or have expertise in finance and control. It is our view that Icahn's people do not match this profile, or only match it partially.

The shareholder consultant ISS is, however, only opposed to one of Icahn's candidates. But are you rejecting all of them?

We need people who can bring substance, breadth and depth to the board of directors. We have identified such people, and think Icahn has not.

It's unclear how the argument with Icahn's proposals will play out at the general meeting. If he were to succeed, what would the consequences be for you and Transocean?

The dynamic on the board of directors would change. We think that if any of Icahn's candidates are elected, the board of directors would no longer be able to operate as effectively as it does today. We think these people may be beholden to Icahn and would come armed with an agenda aligned solely with Icahn's and not necessarily consistent with what is good for our remaining shareholders. We are also concerned that the end result could be a destruction of the important open dialog, sharing of ideas and collaboration of the Board through his dissident directors with preconceived agendas.

You have lobbied shareholders intensively with your view of things in recent weeks. If Icahn wins, it would be a personal defeat for you. Would you resign if Icahn's proposals are accepted, or would you stay and fight?

I would not characterize this as a personal defeat. I have tried to convince shareholders of my view and Transocean's view. But if the shareholders opt to go in a different direction, I will do my best to continue to move the business forward.

Transocean was involved in the oil disaster in the Gulf of Mexico. The case is currently before a court in New Orleans. Now the first phase of the trial is over, what makes you sure that Transocean will not be held at least partially responsible for the Deepwater Horizon accident?

We have already taken some amount of accountability for what happened in the Gulf of Mexico. And for this we have agreed to pay $1.4 billion in a settlement with the US Justice Department. The court case is now underway and we are presenting our best arguments. One of these is that BP, the oil and gas multinational, was the project's operator and was the only party with access to all the information and had control over the ability to make decisions for all operations. Subcontractors like us only do part of the work involved.

Transocean has set aside provisions of almost $2 billion for the cost of the civil and legal consequences of the accident. From what you know today, will this be enough?

We have applied US accounting rules to the case. These state that if a probable or reasonably possible exposure is expected, the possible extent of the financial consequences must be estimated. A provision must then be made for the low-end estimate of these consequences. This came to almost $2 billion, which we reported in our accounts at the end of the fourth quarter of 2012. $1.4 billion of this has now been booked as an actual liability.

Transocean has never found common ground with BP about the oil disaster. So the relationship with the oil and gas multinational must be pretty frosty. But BP is one of Transocean's most important business partners. How has the relationship developed over the three years since the accident?

The operational relationship with BP is very good. We work for them in the Gulf of Mexico, in West Africa and in the North Sea. The business relationship is OK in these locations. We were not included in negotiations in places where BP has expanded its activities. BP has made it clear why we are not involved.

The accident in the Gulf of Mexico showed that drilling in deep waters is a risky undertaking. Has Transocean changed the way it estimates and manages risks since the disaster?

We have improved our people's training, we have changed the way we identify and evaluate risks; we have issued new guidelines about the implementation of drilling operations, and we have introduced new tools that help our personnel interact better with our customers.

Does that mean that the risks were underestimated before the disaster?

Everyone - the whole industry - has learned from the accident in the Gulf of Mexico. We are now doing things that we did not do before the disaster. Nobody did these things before the disaster, but everybody is doing them now.

Changing the subject to Transocean's debt mountain: at $13 billion as of end-2012, it is worryingly high. What are you going to do about it?

We have publicly announced that our target for gross debt is $7-9 billion. We want to get close to this goal over the next few years.

Where is the money to reduce the debt supposed to come from?

The company will in the future generate substantial operational cash flow. This will be used to pay a dividend, to invest in our fleet, and to pay back debt when it falls due.

If things don't go to plan in operational business, is there a possibility that Transocean could lose its investment grade rating. And what would the consequences of this be?

Firstly, we believe it would raise our borrowing costs. Loans that we recently took out come with conditions about the amount of interest payable, which is based on the negative view that the rating agencies have for Transocean. If our debts have to be downgraded, our interest costs may increase. With the loan portfolio we currently have, we would also run into a refinancing risk. There are times when the refinancing market for non-investment grade loans is so thin that such loans are not actually available. This would mean that we could lose access to capital at reasonable interest rates.

That's a gloomy prospect. Would a victory for Icahn at the general meeting increase this risk even more?

If shareholders vote for a $4 dividend, I believe that Transocean will be downgraded immediately by the rating agencies. It is my view that the agencies would assume that the decision about how capital should be used at Transocean had been taken away from its management. We are in constant discussions with the rating agencies, explaining our philosophy for using capital and showing how we want to manage the balance sheet in conjunction with an investment grade rating.

Transocean has shed parts of the business in the recent past, and bought new businesses. Are you working on a new strategy?

The company's strategy is to reduce our low-specification drilling rigs, and to expand business with drilling rigs that fulfil higher, more differentiated standards. So over the last few years we have sold 57 rigs that had more of a commodity character and thus that did not allow us to differentiate ourselves from our competitors in the market. These rigs are more vulnerable to market cycles. However, in recent years we have also added higher spec drilling rigs to the fleet. Eight are currently under construction. If necessary we would also consider buying such rigs rather than building them.

As well as the Gulf of Mexico, Transocean has another problem in Brazil, where there has been a small leak off the coast in the Frade field. What's happening there?

The judge who is dealing with the criminal suit has completely rejected the accusations made against Transocean and its employees. This was a helpful step in the right direction. But we still face two civil suits. Chevron, the operator of the Frade project, is leading negotiations with the responsible authorities about a comprehensive settlement. Chevron has taken full responsibility for the incident. They have investigated the case thoroughly and have come to the conclusion that neither Transocean nor its personnel bear any blame. Chevron has now been given permission by the Brazilian authorities to reopen operations in the Frade field - another step in the right direction. So I'm confident that Chevron will reach a settlement with the authorities.

And then Transocean is still involved in a tax dispute in Norway. How do things stand there?

The civil court, which is dealing with a case concerning the resident tax status of one of our subsidiaries, has found entirely in Transocean's favour. Our information and explanations were correct, it seems. The criminal court that is investigating five complaints against the company want to hear all five complaints before it comes to a judgement. That will not happen until 2014. The civil court's decision, which the Norwegian government is appealing, may be helpful here.

Swiss investors discovered your company about three years ago when Transocean was listed on the Swiss Exchange. Then came the oil disaster, and investors lost a lot of money. Transocean shares once stood at around CHF 100, but now they're at around CHF 50. Can you explain to investors how they are going to get their money back?

Transocean's current valuation is influenced by three things. Firstly it's undeniable that we have not put in a good enough operational performance. Our ability to generate sales and manage costs was disappointing. But we made progress in these areas in the second half of 2012. We were able to gain substantial momentum and launched a cost reduction program. This will improve Transocean's financial performance.

And second?

The second element is the implementation of our strategy. There were questions in the market about the quality of our fleet. We responded to these questions by selling drilling rigs with lower specifications. We are now investing continuously in state-of-the-art, complex drilling equipment that differentiates us from our competitors. The third thing that affects our share price is the uncertainty surrounding the company. This is based on the unresolved court cases concerning the Gulf of Mexico, Brazil and Norway that you mentioned in your questions. We are working hard on all three issues and have already made significant progress in several areas.

It could take years rather than months before the share valuation improves. Improving the operational performance and restoring the company's reputation is surely a long-term process. How do you see it?

Improving operational performance is a relatively short-term matter. We expect to be able to demonstrate progress on this over the next few months. Implementing the asset strategy, by contrast, requires time. And as far as the court cases are concerned, these are out of our control to some extent.

Another thing that Swiss investors criticize is that the company has done too little to show it is Swiss, despite having its head office in Switzerland and being a member of the main SMI stock index. Does Transocean have plans to reinforce its Swissness?

I can only say that I and my direct reports live in Switzerland, I own a house in Geneva and my kids go to school there. Transocean has an office in Geneva where a number of top managers work and where they receive customers, investors, politicians and officials. These people often say to us: wow, we never knew that Transocean really is in Switzerland. We have taken a different approach to those companies that are only based in Switzerland on paper. We are really here. But of course we could do even more to come into contact with Swiss investors.

Do you personally spend more time in Geneva than in Houston where Transocean also has a base?

I'm more in Geneva than in Houston. I spend most of my time in Geneva - my wife wishes it was even more. But I run a multinational company, so I'm often in Houston or in other places around the world where Transocean is active.

Transocean employs around 18,400 people worldwide. How many of them work in Switzerland?

We have close to 50 people working in our offices in Geneva and in Steinhausen in Canton Zug. Visitors are often amazed at how many people we have brought to Switzerland.